Exhibit 10.22


                                                         FREEPORT McMoRan
          Freeport-McMoRan Inc.                          James R. Moffett
          1615 Poydraas Street                          Chairman of the Board
          P.O. Box 61119                              Chief Executive Officer
          New Orleans, La. 70161                          (504) 582-1615


                                     May 1, 1989


          Dr. Henry A. Kissinger
          Kent Associates, Inc.
          350 Park Avenue, 26th Floor
          New York, NY  10022

          Dear Dr. Kissinger:

               This letter, upon your acceptance by signing and returning the enclosed copy hereof, will evidence the agreement between Kent Associates, Inc. ("Kent") and Freeport-McMoRan Inc. ("Freeport") with respect to certain consulting services of Henry
          A. Kissinger ("Kissinger") to be provided by Kent to Freeport, as hereinafter provided. This agreement is in addition to, and not in lieu of, that certain Consulting Agreement dated December 22, 1988, between Kissinger Associates, Inc. and Freeport.

          Services to be Performed

               Kissinger, as from time to time requested by Freeport, will provide consulting and related advisory services to Freeport and its affiliates on international matters.

          Compensation

               As compensation for the services of Kissinger hereunder, Freeport or its affiliates will pay to Kent:

               (a) $100,000 per month for each separately identifiable matter upon which consultation is provided; provided however, that such consulting fees will not exceed in the aggregate $2 million in any one calendar year, subject to the credit provisions of subparagraph (d) below; and

               (b) For consultation services on matters which do result in a capital investment by Freeport or its affiliates, an amount equal to 5% of such investment if the amount of such investment is $10 million or less and 2% of such investment if the amount of such investment is $100 million or more. To determine the compensation payable with respect to investments ranging from more than $10 million to less than $100 million, the above stated percentages will be extrapolated. "Capital investment" shall be deemed to be the investment or capital expenditure amount reflected in the final feasibility study approved by Freeport. The amounts due under this subparagraph will be payable over the lesser of five years or the projected economic life of the investment in equal semi-annual installments commencing within 90 days of Freeport's decision to proceed with the investment.

               (c) For consultation services on matters where the value of Kissinger's efforts does not reasonably relate to either the per diem amount in (a) above or the capital investment made as provided in (b) above, Kent shall receive a percentage of the value to be contributed by Kissinger. "Value" is to be determined by agreement between Freeport and Kissinger prior to Kent and Kissinger rendering their services. The percentage of value to be received by Kent as compensation shall be based on the dollar amount of agreed value to be contributed and shall be determined and paid in the same manner as set forth in (b) above.

               (d) Any fee paid pursuant to subparagraph (a) above will be credited against the compensation payable pursuant to subparagraphs (b) or (c).

               Freeport also agrees to reimburse Kent for all reasonable out-of-pocket expenses incurred by Kissinger while performing services for Freeport or its affiliates. Before committing to any such expenditures however Kent must receive the prior approval of Freeport or its affiliates.

          General

               In connection with your services hereunder, Kent agrees that anyone acting on its behalf will fully and faithfully comply with the provisions of the Foreign Corrupt Practices Act of 1977 prohibiting payments to foreign officials and persons for the purposes of obtaining or retaining business or business opportunities on behalf of United States companies (to which Act Freeport and its affiliates are subject), as well as all other laws applicable to the activities of Kent and Kissinger under the Agreement.

               Freeport hereby agrees, for itself and on behalf of each of its officers, directors, employees and agents, to maintain the confidentiality of all information, reports, studies, oral advice, or other documents or information provided hereunder to Freeport by Kent. Kent hereby agrees for itself, and on behalf of its officers, directors, employees and agents, that it will maintain the confidentiality of all nonpublic information regarding Freeport supplied hereunder to Kent. Neither party hereto shall make or cause to permit to be made an announcement or disclosure of the existence of, or the subject matter, of this agreement, without the express prior written consent of the other party. Notwithstanding anything to the contrary set forth herein, the confidentiality obligations referred to in this paragraph shall not apply to (i) information publicly known through no wrongful act of either party hereto or (ii) information required to be disclosed by applicable law, regulation or judicial or regulatory process, provided that, to the extent practicable, advance written notice of any required announcement or disclosure is given to the other party.

               Although day-to-day operations with respect to this Agreement will be carried on with certain executive officers of Freeport, all determinations of when to utilize Kissinger on any particular matter will be made by the Office of the Chairman of Freeport.

               Neither Kissinger nor Kent nor any of its stockholders, officers, employees or agents shall have any liability to Freeport or any of its affiliates with respect to, or arising out of, any of the services provided by Kent or Kissinger hereunder, other than as a result of Kent's or Kissinger's willful misconduct or gross negligence, as determined by the final judgment of a court of competent jurisdiction. Freeport shall indemnify and hold harmless Kissinger and Kent and all of its stockholders, officers, directors, controlling persons, affiliates, employees and agents (each an "indemnified party") against any losses, claims, liabilities or expenses (including attorneys' fees and expenses reasonably incurred in connection therewith and amounts paid in settlement of any claim) which any indemnified party may incur, or become subject to, arising out of, or based upon, this agreement. Kent and Kissinger shall furnish Freeport with prompt written notice of any claim, suit or proceeding that might entitle an indemnified party to indemnification hereunder; provided, however, that failure to provide such notice shall not affect the rights of any indemnified party hereunder.



                   Freeport and Kent shall have the right to terminate this Agreement at any time, but only as to consultation assignments which have not been theretofore initiated. In the event of such termination, neither party shall have any further obligations to the other hereunder other than for compensation earned but not paid.

               The validity, operation and performance of this Agreement shall be covered by the laws of the state of New York and its terms shall be construed and interpreted in accordance with such

                                             Very truly yours,


                                             By:/S/ James R. Moffett

                                                   James R. Moffett

          Accepted as of the date
          first above written:
          KENT ASSOCIATES, INC.



          By:  /S/ Henry A. Kissinger